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Exhibit 11

CASCADE CORPORATION

COMPUTATION OF EARNINGS PER SHARE

(Unaudited—in thousands except per share data)

	Three Months Ended October 31
	2001			2000
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$3,621			$792
Less: preferred stock dividend	—			(80)

BASIC EPS
Income available to common shareholders	3,621	11,313	$0.32	712	11,440	$0.06

Effect of dilutive securities		16			80
Mandatorily redeemable convertible preferred stock	—	800		80	800

DILUTED EPS
Income available to common shareholder plus assumed conversions	$3,621	12,129	$0.30	$792	12,320	$0.06

	Nine Months Ended October 31
	2001			2000
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$12,689			$10,567
Less: preferred stock dividend	—			(240)

BASIC EPS
Income available to common shareholders	12,689	11,313	$1.12	10,327	11,440	$0.90

Effect of dilutive securities		48			22
Mandatorily redeemable convertible preferred stock	—	800		240	800

DILUTED EPS
Income available to common shareholder plus assumed conversions	$12,689	12,161	$1.04	$10,567	12,262	$0.86

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Exhibit 11
CASCADE CORPORATION COMPUTATION OF EARNINGS PER SHARE (Unaudited—in thousands except per share data)